UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SPARK NETWORKS, INC.

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Spark Networks Highlights Osmium’s Failure to Articulate a Substantive Plan in

Contrast to Strength of Company’s Current Strategy

LOS ANGELES, May 15, 2014 – Spark Networks, Inc. (NYSE MKT: LOV) (the “Company” or “Spark”), a leader in creating niche-focused brands that build and strengthen the communities they serve, today issued the following letter from the Company’s Board of Directors (the “Board”) to its stockholders demonstrating what it believes to be a stark contrast between its Board’s well-articulated, three-part strategy for driving stockholder value that is already delivering results, and the inability of Osmium Partners, LLC (“Osmium”) to provide any discernible plan.

The letter to stockholders follows:

To Our Stockholders:

As our annual meeting approaches, you have an important decision to make that will have an enormous impact on the value of your investment in Spark Networks, Inc. You are being asked to choose between your incumbent Board, which is executing a consistently articulated and successful plan to drive growth and maximize profits, and a slate of what we believe are ill-qualified nominees, lacking experience with consumer internet businesses who were hand-picked to represent one self-interested stockholder, Osmium. Led by John Lewis, who has attempted to bully and threaten his way onto the Board and who we do not believe has any relevant operating or board experience, Osmium has repeatedly refused to engage constructively with Spark’s Board or management or to articulate any substantive strategy or plan on how it and its nominees intend to run your Company if they were to seize control of your Board. In short, the dissident stockholder and its nominees ask for your vote, but have not offered any discernible go forward strategy or actual business plan. Additionally, Osmium’s criticism of the current Board’s plan is rife with what we believe to be misinformation and mischaracterizations.

The choice is clear. Your Board has the expertise, proven track record and, most importantly, a clear concrete plan that is already delivering results. Handing control of the Company to Osmium’s slate with no discernible strategy or plan would jeopardize a strategy that is working, and we expect would also severely undermine, if not entirely halt, Spark’s ability to continue generating attractive stockholder returns.

We encourage you to read these materials carefully and vote the enclosed WHITE proxy card promptly FOR our six director nominees – Gregory R. Liberman, Jonathan B. Bulkeley, Benjamin Derhy, David Hughes, Thomas G. Stockham, and Vince Thompson.

Osmium, an “activist” stockholder, has nominated four directors who, if elected, would constitute a majority of the Board, thereby giving Osmium control of the Company. This would amount to seizing control of your Company without paying you, the stockholders, the premium you and the Company rightfully deserve. Since Osmium wants you to give it control of your Company, it is reasonable to expect that they would have produced a clear, strategic plan to be measured against your Board’s plan that has shown great and continually improving success over the past several years. And yet, despite our repeated requests over several months for details on their plan, Osmium has produced nothing of the sort.

During our effort to engage in constructive conversations, Osmium’s “best” effort to provide a strategy was sending excerpts of Match.com’s earnings transcript, a Barron’s profile of IAC, a Harvard Business Review article and investor presentations for an online travel website.

Osmium started this process by misleading our CEO and, in its subsequent communications with the Board and you, we believe has consistently misled and mischaracterized the facts. Osmium has not focused on any attempt to effect changes in the Company’s strategy, but instead seems singularly-focused on seizing control of your Board. Your Board tried in good faith to negotiate with Osmium to avoid this unnecessary proxy contest by agreeing to Osmium’s demands on not one but TWO occasions by first agreeing to one, and later two director appointments, only to have Osmium change its mind and reject these efforts without further discussion. To this day, despite having claimed for months that it had a concrete plan to share with the Company, Osmium still has not presented an actual strategic plan for Spark.

STOCKHOLDERS DESERVE A PLAN - OSMIUM OFFERS NO STRATEGIC PLAN AND EVEN DEMONSTRATES

A POOR UNDERSTANDING OF SPARK’S BUSINESS STRATEGY

On March 10th, Osmium issued a lengthy letter to stockholders that purported to present an “Action Plan” that its directors would undertake if elected and reiterated this supposed “plan” in its definitive proxy materials filed with the SEC.

We urge you to carefully review the following critically important questions about Osmium’s purported “plan.” We believe you will agree that it asserts no actual business plan or credible strategic direction for the Company, but rather suggests a number of vague, unnecessary research projects and fishing expeditions that would be conducted at stockholders’ expense. Consider the following:

1)	Osmium claims it would “review the current strategy and historical current direct marketing investments of Christian Networks.”

When our plan to grow the Christian Networks business was first implemented in 2011, we clearly indicated it would require meaningful investment but would deliver long-term stockholder value. Having accomplished our goal of building a core subscriber base, this marketing spend has been slowing since the second-half of 2013. The results are clear – ChristianMingle has approximately 600% growth in average paying subscribers to over 180,000, 80% brand awareness in its target market1 and Spark enjoyed 70% growth in revenue between 2010 and 2013.

Stockholders should ask…

How is Osmium qualified to gain control of the Board when it clearly still needs to review what we have been consistently articulating for the past three years?

2)	Osmium clearly states in its definitive proxy materials that the “paid online dating industry…is characterized by at-scale competitors.” However, in the same paragraph it also says that it would focus on “shrink(ing) the business.”

Stockholders should ask…

[1]	Based on a brand awareness study conducted by a third party consumer research company.

Now that Spark has achieved scale in its two core Jewish and Christian markets, how would Osmium enhance stockholder value by shrinking the Company and destroying the hard-earned scale Osmium itself admits is important to success?

3)	Osmium claims in its definitive proxy materials that it would “provide visible metrics to allow investors to judge the degree of the Company’s progress”. Despite many conversations with management, and several public letters, Osmium has never enunciated to us—or you – what metrics it would disclose – or for that matter, what metrics it would like us to disclose.

Your Board and management are committed to appropriate and helpful disclosure and robust communication with stockholders. We continuously seek to ensure that we are providing material, relevant information that would assist investors in understanding our performance and our prospects. We believe in listening and being responsive to our stockholders and in fact recently began providing some additional metrics due in part to conversations with constructive stockholders who specifically identified information that they thought would be useful to investors. Of course, certain information should not be disclosed for competitive reasons, but the metrics we have provided and those we recently began providing – which include direct marketing spend, subscriber growth, average revenue per user (“ARPU”), average paying subscribers, brand awareness, contribution margin, plan mix and subscriber base composition – give the relevant information that investors need to make informed judgments about the Company.

Stockholders should ask…

Why can’t Osmium name a single metric that we should or it would disclose?

4)	Osmium also says it would ensure that Spark evaluates all strategic alternatives.

Spark’s Board routinely evaluates a broad and comprehensive list of ways to maximize stockholder value, including assessing our current competitive position in the marketplace and our prospects for future growth. At this time, we believe strongly that our current strategic plan will deliver greater long-term stockholder value than any other available option. That said, we always have been and will continue to be open to any strategic alternatives that provide maximum value to our stockholders.

In making its case, Osmium’s supposed plan deceptively points to what we consider highly misleading figures. For example, Osmium references stockholder return figures that conveniently ignore our recent success by using an extended, non-representative time frame that includes a turn-around period prior to your Board’s decision to implement new strategies, install new management, and take critical steps to move the business in a new direction powered by the critically important ChristianMingle brand. In providing its purported view of Spark’s value, Osmium buries its math in a footnote. That math leans on Osmium’s own estimates and comparisons to two transactions, one of which involves a genealogy website with a markedly different subscriber base – far removed from and in our view entirely irrelevant to our core business and customer base - and the other is an international deal from three years ago.

Moreover, Osmium does not suggest anything new that your current Board does not already consider and do when fulfilling our fiduciary duties.

Stockholders should ask…

Why is Osmium using a time frame that completely ignores the success of the Company’s recent performance based on the strategic plan implemented by the Board and insisting on a process that the current Board routinely considers? Could it be because Osmium is only interested in presenting a one-sided view to get a short-term return at the expense of the long-term value we believe the current strategy will provide to all stockholders?

5)	Osmium claims in its definitive proxy materials that it would “ensure that management will be held accountable” by “tying compensation to both business results and share performance,” and insinuates that management has “little ‘skin in the game’”.

Management’s compensation today is clearly and directly aligned with your interests. As an example, in January 2014, Osmium reduced its “skin in the game” by actively disposing of a net of 247,311 shares of Company stock, which at the time accounted for about 5% of its position. One month earlier, your CEO waived his regular December 15th cash compensation and accepted stock in lieu thereof. In addition, while including stock options in describing management’s compensation, Osmium significantly and intentionally downplays the incentive that management has to create value for you by excluding stock options from its purported stock ownership figures. Stock options comprise a meaningful portion of our executives’ total compensation. However, Osmium conveniently chooses to either selectively include or exclude equity, based upon its goals in any given situation. If vested options (or those that will vest in 60 days) are included, as is required when calculating beneficial ownership under SEC rules, the aggregate equity ownership of the Board and management is 7.91% and Mr. Liberman’s ownership is 3.8% - clearly demonstrating we have “plenty of skin in the game”.

Stockholders should ask…

How can Osmium credibly develop a tangible strategic “plan” when it can’t even decide whether stock options are or are not meaningful to Spark’s executive team?

In short, we believe a close examination of Osmium’s “Action Plan” can only lead one to the following conclusion: either Osmium and its nominees are not competent to assume control of this Company, or they have a self-serving agenda that they are hiding from you.

In sharp contrast, your current Board has a clear, well thought out strategy, is overseeing the implementation of a tangible and meaningful plan that is delivering results. Let us summarize that strategy for you—and contrast it with Osmium’s fishing expedition.

SPARK’S BOARD IS OVERSEEING A DRAMATIC TURN-AROUND AND IMPLEMENTED A PLAN THAT HAS DELIVERED SIGNIFICANT STOCKHOLDER VALUE

First, let’s rewind to the period from 2006 to 2010. Spark was in a tough position. The Company faced serious market challenges and declining revenues. Spark’s portfolio was primarily driven by JDate, the anchor of its Jewish Networks business. Other brands in Spark’s portfolio, such as American Singles, were undifferentiated from competitors and struggling to maintain market share. The Board and management team made the decision to profitably wind-down its American Singles business and build the foundation for future growth. That growth has largely come in the form of ChristianMingle, the Company’s now marquee brand and largest revenue driver, which had only $6 million in revenue and averaged 26,000 subscribers during 2010. Recognizing the pressing challenges, the Board took decisive action to implement a plan that it believed would augment and focus the Company’s resources, and put in place a new strategy to seize on higher growth opportunities in the adjacent Christian market.

MIDWAY THROUGH A MULTI-PHASE STRATEGIC PLAN THAT HAS ALREADY DELIVERED SUBSTANTIAL REVENUE AND PAID SUBSCRIBER GROWTH

The Company’s plan consists of three distinct yet overlapping phases. Since Mr. Liberman’s appointment as CEO, the Company has methodically and successfully completed the first phase of this plan and is now moving into phase two, installing the foundation to continue realizing long-term growth in phase three. The three phases are:

1)	Build Critical Mass and a Brand – Significant investment to build a core foundation of paid subscribers and brand awareness through a strategic marketing and relationship-building program designed to target the Christian singles market.

RESULTS ACHIEVED

i.	Approximately 600% growth in average paying subscribers to over 180,000 between 2010 to 2013

ii.	ChristianMingle has achieved brand awareness in its target market of 80%[2] and nearly the same in the general U.S. population

iii.	Creation of a ChristianMingle Advisory Board consisting of recognized Christian leaders

iv.	Deep, trusted, personal relationships in the Christian community

v.	Development of a church directory that now boasts more than 115,000 churches in the U.S., alone

vi.	A platform that reaches a faith-focused audience of 6 million people per month

2)	Drive Efficiencies and Profitability – Once a meaningful installed base of subscribers was achieved alongside sustainable brand, the primary focus shifted to ensuring the platform operates as efficiently and as profitability as possible.

INITIATIVES IN MOTION

i.	Reallocation of direct marketing spend and optimizing pricing

ii.	Increasing win-back and renewal paying subscriber bases, which do not require incremental acquisition marketing spend

iii.	Improving ARPU

RESULTS ALREADY ACHEIVED

i.	70% growth in total company revenue from 2010 to 2013 with Christian Networks contributing almost two-thirds of the Company’s total revenue

ii.	Three consecutive years of total company revenue growth with a 60% compound annual growth rate since 2010

iii.	Three consecutive quarters of improved contribution for ChristianMingle, including an 83% improvement in Q1 2014

[2]	Based on a brand awareness study conducted by third party consumer research company.

3)	Leverage Platform for Growth – With an established, authentic, trusted foundation in the Christian market, the Company will seek to leverage additional potential revenue streams in the $4+ billion[3] Christian media and commerce markets.

CORE BUILDING BLOCKS IN PLACE

i.	The Company has nurtured the seeding of its media businesses, including the Gospel Media Group that engages with the Christian community beyond just singles. In addition to ChristianMingle, this platform currently includes four other sites that have the potential to be meaningful growth drivers in the future, ultimately deriving revenues not only from advertising sales, but also from commerce transactions.

Our strategic plan is clear, achievable and most importantly, already being methodically executed. Our plan has successfully transformed the Company, leveraged Spark’s core competencies in creating niche-focused communities and produced meaningful results. Our plan has maintained the success and profitability of JDate.

THE NUMBERS PROVE THAT SPARK’S STRATEGIC PLAN IS DELIVERING SUBSTANTIAL STOCKHOLDER VALUE AND CAN UNLOCK EVEN GREATER VALUE WHEN FULLY EXECUTED

We are only midstream in its full implementation and our three-pronged plan has already delivered substantial returns for you, our stockholders, in the past three years including:

•	Share price increase of 57.2%, outperforming the Russell 2000 and Russell MicroCap Tech Indices

•	An 83% growth in market capitalization

•	A 104% growth in total enterprise value[4]

THE CHOICE IS CLEAR – VOTE THE WHITE PROXY CARD TODAY

YOUR VOTE IS IMPORTANT – NO MATTER HOW MANY SHARES YOU OWN

MAKE YOUR VOICE HEARD

As we said before, Spark’s upcoming annual meeting presents you and all stockholders with a choice. We believe the choice is clear: you can vote to reelect an experienced, proven Board executing on a plan that’s working or vote for a hand-picked, untested slate of nominees with no discernible business plan.

We urge you to vote the WHITE PROXY CARD today for Spark’s six highly qualified incumbent candidates. This Board is committed to its proven strategic plan and to continuing to drive attractive stockholder returns.

[3]	Industry forecasts from the Christian Business Association.
[4]	Bloomberg, period from April 11, 2011 to April 15, 2014.

Whether or not you plan to attend Spark’s Annual Meeting, you have the opportunity to protect your investment by promptly voting the WHITE PROXY CARD. The Company urges you to vote today by telephone, by Internet, or by signing, dating and returning the enclosed WHITE PROXY CARD in the postage-paid envelope provided. If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the contact listed below:

Sincerely,

Board of Directors

Spark Networks, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands; continue to depend upon the telecommunications infrastructure and our networking hardware and software infrastructure; estimate on-going general and administrative costs, and obtain financing on acceptable terms. For a discussion of these and further risks and uncertainties, please see our filings with the SEC. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of consumer Web sites includes, among others, JDate®.com (www.jdate.com), ChristianMingle®.com (www.christianmingle.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and SilverSingles®.com (www.silversingles.com).

Additional Information and Where to Find It

Spark, its directors and certain of its executive officers and employees are considered to be participants in the solicitation of proxies from stockholders in connection with the matters to be presented at Spark’s 2014 Annual Meeting. On April 30, 2014, Spark filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from its stockholders and has mailed its proxy statement to stockholders along with a WHITE PROXY CARD. SPARK

NETWORKS, INC. STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement filed by the Company with the SEC in connection with the Company’s 2014 Annual Meeting. Stockholders may obtain the definitive proxy statement and any other documents filed by the Company with the SEC in connection with the 2014 Annual Meeting free of charge at the SEC’s website at www.sec.gov, at the Company’s website at www.spark.net, or by writing to Spark Networks, Inc. at 11150 Santa Monica Blvd., Suite 600, Los Angeles, CA 90025, or by contacting Georgeson Inc. at 888-293-6812 or sparknetworks@georgeson.com.

Contact:

The Abernathy MacGregor Group

Tom Johnson, 212-371-5999

Ian Campbell or Amy Feng, 213-630-6550

Georgeson Inc.

Bill Fiske, 201-222-4250

Steven Pantina, 201-222-4229

SPARK NETWORKS, INC.

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 17, 2014.

Vote by Internet

•   Log on to the Internet and go to http://proxy.georgeson.com/

•   Follow the steps outlined on the secured website.

Vote by telephone

•   Call toll free 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

A. Proposals –

The Board of Directors recommends that you vote “FOR” each of the director nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. ELECTION OF DIRECTORS For all nominees listed (except as indicated to the contrary below)	☐	☐	☐

Director Nominees: Jonathan B. Bulkeley, Benjamin Derhy, David Hughes,

Gregory R. Liberman, Thomas G. Stockham, Vince Thompson

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

The Board of Directors recommends that you vote “FOR” Proposal 2.

		For	Against	Abstain
2.	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2014.	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” Proposals 3, 4, and 5.

		For	Against	Abstain

3.	TO VOTE ON THE STOCKHOLDER PROPOSAL REGARDING POISON PILLS, IF PROPERLY PRESENTED.	☐	☐	☐

		For	Against	Abstain

4.	TO VOTE ON THE STOCKHOLDER PROPOSAL TO AMEND OUR AMENDED AND RESTATED BYLAWS REGARDING SPECIAL MEETINGS OF STOCKHOLDERS, IF PROPERLY PRESENTED.	☐	☐	☐

		For	Against	Abstain

5.	TO VOTE ON THE STOCKHOLDER PROPOSAL TO AMEND OUR AMENDED AND RESTATED BYLAWS REGARDING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS, IF PROPERLY PRESENTED.	☐	☐	☐

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the six nominees for director, “FOR” Proposal 2, and “AGAINST” Proposals 3, 4 and 5.

In their discretion, the proxies are authorized to vote “FOR” the election of such substitute nominee(s) for director as the Board of Directors of Spark Networks, Inc. shall select, and upon such other matters as may properly come before the Annual Meeting.

B. Authorized Signatures – This section must be completed for your vote to be counted. Date and Sign Below

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

Date (mm/dd/yyyy) - Please print date below	Signature 1 – Please keep signature within box.	Signature 2 – Please keep signature within box.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 18, 2014. The 2014 Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2013 are also available at www.edocumentview.com/SPARK.

Proxy — SPARK NETWORKS, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 18, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder(s) hereby acknowledge receipt of the 2014 Notice of Annual Meeting of Stockholders (“Annual Meeting”) of Spark Networks, Inc. (the “Company”) dated April 30, 2014, and the accompanying Proxy Statement related to the Annual Meeting, and appoint each of BRETT A. ZANE and JOSHUA A. KREINBERG, and either of them, with full power of substitution in each, as attorney-in-fact and proxies for, and in the name and place of, the undersigned at the Annual Meeting.

Said proxies are hereby given authority to vote all shares which the undersigned is entitled to vote at the Annual Meeting, to be held at 9:00 a.m. local time, on June 18, 2014, at 11355 West Olympic Boulevard, Los Angeles, CA 90064, and at any and all adjournments or postponements thereof, on behalf of the undersigned on the matters set forth on the reverse side hereof and in the manner designated thereon. Said proxies may vote according to their discretion on any other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby revokes any proxy heretofore given to vote said shares, and hereby ratifies all that said proxies may do at the Annual Meeting or any adjournment or postponements thereof.

If not otherwise specified, shares will be voted FOR all nominees in Proposal 1, FOR Proposal 2, and will be voted AGAINST Proposals 3, 4 and 5 as described in the Proxy Statement, and as the proxy holders deem advisable on such matters as may properly come before the Annual Meeting.

Our Board of Directors has fixed the close of business on April 28, 2014 as the record date (the “Record Date”) for determining the stockholders entitled to notice and to vote at our Annual Meeting or any adjournment or postponement thereof. Only stockholders at the close of business on the Record Date are entitled to vote at our Annual Meeting.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued and to be marked, dated and signed on the reverse side.)